Exhibit 99.1
200 Connell Drive
Berkeley Heights, NJ 07922
Independent Monitoring Board Recommends Completion of Accrual to
Genasense® Phase 3 AGENDA Trial in Advanced Melanoma
BERKELEY HEIGHTS, NJ – September 15, 2008 – Genta Incorporated (OTCBB: GNTA.OB) announced today that the independent Data Monitoring Board (DMB) for AGENDA, a Phase 3 trial of the Company’s lead oncology product Genasense® (oblimersen sodium) Injection, has completed its review. During its review, the DMB evaluated safety data from the study and conducted an analysis for futility. With more than half of the initially planned number of patients now enrolled, the Board recommended that the trial continue to completion of full enrollment.
AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival. A total of 300 patients are expected to enroll in AGENDA.
Genta will provide a pooled update of blinded data from AGENDA, compared with data obtained in this biomarker-defined population from the Company’s previous Phase 3 trial (see below), at an international scientific meeting, Perspectives in Melanoma XII, that is scheduled for October 2-4, 2008.
“We remain quite pleased with the high investigator enthusiasm for AGENDA,” said Dr. Loretta M. Itri, M.D., Genta’s President, Pharmaceutical Development. “We currently anticipate that accrual will complete in the first quarter of 2009.”
About AGENDA
AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during a large randomized study of DTIC with or without Genasense, known as study GM301. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of the previous efficacy outcomes observed in 274 patients from GM301, which AGENDA is designed to confirm, yielded the following results:

					Hazard
Endpoint	Genasense/DTIC		DTIC		Ratio	P
Overall response	20.8%		7.2%			0.002
Durable response	10.7%		2.4%			0.007
Progression-free survival, median	3.6	mos.	1.6	mos.	0.58	<0.0001
Overall survival, median	12.3	mos.	9.9	mos.	0.64	0.0009
A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.
About the Perspectives in Melanoma Meeting
Held annually, Perspectives in Melanoma XII will provide an overview of recent advances and rigorous discussions of the most current and controversial topics in the fields of melanoma diagnosis and therapy. Led by authorities and current investigators in the field, the program will explore several of the most promising new leads from the bench to the clinic. The conferences will be held October 2-4, 2008 in The Hague, The Netherlands: http://www.imedex.com/appweb/announcements/a030-01.asp.
About Genasense
Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block a key pathway of chemotherapy-induced cell death (apoptosis). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same drug class as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and any proposed settlement of such litigation; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com